Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FCB Financial Holdings, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of FCB Financial Holdings, Inc. and subsidiaries on Form S-8 (File No. 333-198713) and Form S-3 (File No. 333-199502).

/s/ GRANT THORNTON LLP

Ft. Lauderdale, Florida

February 26, 2016